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                                  Exhibit 4.9

          Corporate Development & Consulting Agreement by and between
                         George Glauser and the Company

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                             CORPORATE DEVELOPMENT
                                       &
                              CONSULTING AGREEMENT

        This Consulting Agreement is dated November 20, 1996 between GEORGE GLAUSER ("Consultant") and CUMBERLAND COMPANIES, INC. (The "Company").

        WHEREAS Consultant's main business is in the area of corporate development for publicly traded companies.

        NOWTHEREFORE, in consideration of the foregoing, the parties agree as follows:

SECTION 1.              Corporate Development for:
                        CUMBERLAND COMPANIES, INC.,

"Consultant" shall perform the following services":

(a) Assist the Company in creating awareness of the Company's goods and services.

(b) Assist the Company in locating suitable corporate partners and consultants to assist it with its business plan.

(c) "Provided under no circumstances shall the Consultant's services be in connection with the offer or sale of the Company's securities in a capital raising transaction."

SECTION 2.              COMPENSATION

Consultant's compensation hereunder shall be paid as follows:

(a) For services rendered under Section 1 hereof, Consultant shall be issued 700,000 shares of the Company's common stock. The Company will use its best efforts to file a registration statement on Form S-8 covering the resale of such shares at such time as the Company qualifies for such use of Form S-8.

SECTION 3.              TERM

The term of this Agreement shall be for twelve months and may be renewed or restructured with the written consent of both parties.




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SECTION 4.               SCOPE OF DUTIES

Consultant acknowledges that it may not make any representations about the future performance of the Company, nor guarantee its results.

SECTION 5.               RELATIONSHIP OF PARTIES

This Agreement shall not constitute an employer-employee relationship. It is the intention of each party that Consultant shall be an independent contractor and not an employee of the Company. Consultant shall bear sole responsibility for its actions and any representations made on behalf of the Company. All compensation paid to Consultant shall constitute earnings to Consultant and be classified as corporate income. The Company shall not withhold any amounts therefrom as federal or state income tax withholding, or as employee contribution to Social Security or any other employer withholding applicable under state or federal law.

SECTION 6.              DISCLOSURE OF INFORMATION

Consultant agrees not at any time (during or after the term of this Agreement), to disclose or use, except in the pursuit of business of the Company, any proprietary information of the Company. Proprietary information may be defined as all information which is known only to Consultant, other consultants, employees of the Company or its affiliates or any other interested parties. It may relate to specific matters including patent applications, trade secrets, secret processes, identities of suppliers or customers of the Company or any of its affiliates. Consultant also acknowledges that all such information represents the exclusive property of the Company.

SECTION 7.              MISCELLANEOUS

In the event of default or breach of contract, the interpretation of this Agreement shall be governed by the local law of the State of New York, and both parties hereby consent to the jurisdiction of New York County, NY.

For:                                          For: /s/ GEORGE GLAUSER
   ----------------------------                  --------------------------
   Cumberland Companies, Inc.                     Consultant
     C.E. Justice, President                      George Glauser